Exhibit 3.57

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

EQUIPOWER RESOURCES HOLDCO, LLC

Pursuant to Section 18-202 of the

Delaware Limited Liability Company Act

1.                                      The name of the limited liability company is EquiPower Resources Holdco, LLC (the “Company”).

2.                                      The Certificate of Formation of the Company is hereby amended to: (i) change the name of the Company to Dynegy Resources Holdco I, LLC, (ii) to change the address of the Company’s registered office in the State of Delaware to 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901, and (iii) to change the name of the Company’s registered agent to Capitol Services, Inc.

3.                                      Accordingly, Article FIRST of the Certificate of Formation shall, as amended, read as follows:

“FIRST: The name of the limited liability company is Dynegy Resources Holdco I, LLC.”

4.                                      Furthermore, Article SECOND of the Certificate of Formation shall, as amended, read as follows:

“SECOND: The address of its registered office in the State of Delaware is 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901.”

5.                                      Finally, Article THIRD of the Certificate of Formation shall, as amended, read as follows:

“THIRD:  The name and address of its registered agent for service of process at such address is Capitol Services, Inc., 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901.”

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 1st day of April, 2015.

EQUIPOWER RESOURCES HOLDCO, LLC

By:	/s/ Kelly D. Tlachac
Name:	Kelly D. Tlachac
Title:	Authorized Person